Exhibit 99.1

ZAGG Acquires iFrogz

Increases brand portfolio, expands product offerings and broadens retail distribution.
Expected to be immediately accretive to earnings per share.

Salt Lake City – June 21, 2011 – ZAGG, Inc. (NASDAQ: ZAGG) (www.ZAGG.com) announced today the acquisition of privately held iFrogz, Inc. (www.iFrogz.com), a leading mobile device accessories company specializing in lifestyle protective cases and audio products, for approximately $105 million.

“This transaction represents an exciting next step in ZAGG’s evolution, and gives us scale within the rapidly growing protective cases and audio products markets by allowing us to immediately broaden our product line and drive the growth of our retail footprint,” said Robert G. Pedersen II, co-founder, President and CEO of ZAGG. “iFrogz is highly complementary to ZAGG in terms of brand positioning, product lines and customer base. The acquisition is a natural extension of our strategy to build complementary brands and increase overall market share by growing product lines and expanding distribution.”

iFrogz designs, manufactures and distributes protective cases, headphones and earbuds, and other accessories for smartphones, tablets and mobile devices under the iFrogz ™ and EarPollution ™ brands. The Company has built a reputation for selling high quality, fashionable products geared toward a youthful demographic at affordable price points.  iFrogz products are sold worldwide through leading retailers such as Wal-Mart, Best Buy and AT&T. The Company is based in Logan, Utah.

Scott Huskinson, President and co-founder of iFrogz, said, “We are excited to become part of the ZAGG team. iFrogz and ZAGG share similar cultures and a passion for designing innovative and functional products that enhance the mobile device experience of millions of consumers worldwide. Together, we plan to leverage our combined resources to grow our market share.”

Under the terms of the definitive agreement, ZAGG acquired all of the outstanding stock of iFrogz for $50 million of cash, 4.4 million restricted shares of ZAGG common stock, and assumed approximately $5.0 million of outstanding indebtedness.  The cash portion of the purchase price, as well as certain closing fees and expenses, will be financed through a new senior credit facility led by Cerberus Business Finance and PNC Bank.

Going forward, iFrogz will operate as a wholly-owned subsidiary of ZAGG led by Mr. Huskinson and will continue to be based in Logan, Utah.  In 2010, iFrogz generated $40.9 million of revenue, and is expected to generate over $60 million of revenues, with operating margins in-line with ZAGG’s previously disclosed guidance.  ZAGG expects the acquisition to be immediately accretive on an earnings per share basis, excluding one-time transaction related expenses.  The ZAGG will provide updated consolidated guidance on its second quarter earnings call.

Webcast Information

ZAGG will provide additional details on the acquisition on a conference call to be webcast Tuesday, June 21, at 5:00 p.m. EDT.  Interested parties can follow the conference call online at ZAGG.com or at ZAGG’s page at investorcalendar.com. The call will be available for replay for 30 days by dialing 1-877-660-6853 and entering account number 286 and call ID number 374520.  A webcast playback of the conference call will also be available through Investor Calendar's event website until September 21, 2011, and will be archived on the ZAGG website for one year.

Further information about the transaction can also be found on the Company's website at www.ZAGG.com.

About ZAGG

ZAGG® is a leading mobile device accessories provider featuring innovative films, skins, audio and power solutions that protect, personalize, and enhance the mobile experience. ZAGG's products are distributed worldwide with popular, award-winning brands such as the invisibleSHIELD®, ZAGGskins™, ZAGGsparq™, ZAGGbuds™, ZAGG LEATHERskins™, and ZAGGmate™. The patented invisibleSHIELD, ZAGG's flagship product, is the original thin film full-body protector, and is available in over 5,000 precision pre-cut designs with a lifetime replacement warranty. ZAGG products are available online at ZAGG.com and in major retailers. For more product or investor information please visit the Company's web site at www.ZAGG.com.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of the Company. The forward-looking statements in this document address a variety of subjects including, for example, the expected 2011 revenue of Olympus and the potential benefits of the acquisition. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made.  These include:  (1) the ability to achieve business plans, including with respect to more value-conscious consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) successfully managing and integrating iFrogz; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including off-shore supplier and plant manufacturing sources); (5) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas; (6) the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to the Company’s acquisition of iFrogz) and certain commodity cost exposures; (7) the ability to stay close to consumers of mobile devices in an era of increased media fragmentation; (8) the ability to stay on the leading edge of innovation; and (9) the ability to successfully manage regulatory, tax and legal matters (including patent, and other intellectual property matters).  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, the Company will file a Form 8-K with the Securities and Exchange Commission, attached to which will be a copy of the Stock Purchase Agreement between the Company and iFrogz and the financing documents between the Company, iFrogz and various lenders.  Investors and security holders may obtain a free copy of the Form 8-K and other documents filed by the Company with the Commission, when filed, at the Commission’s web site at www.sec.gov and at www.zagg.com.

Company:
ZAGG Inc.
Nathan Nelson, 801-263-0699 ext. 107
nnelson@zagg.com

Investor Relations:
Genesis Select Corp.
Kim Rogers-Carrete, 949-429-7408
krogersc@genesisselect.com

Media Contact:
LANE PR
Amber Roberts, 212-302-5964
Amber@lanepr.com

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